UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25249	68-0389976
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, California    94563
(Address of principal executive offices including zip code)

(925) 253-4500
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers .

(d) Effective June 25, 2007, the Board appointed Alexander H. Danzberger, Jr. to serve as a Class III Director of the Board. Mr. Danzberger will stand for election as a Class III Director at the Company's 2007 annual meeting of stockholders. Mr. Danzberger currently serves as Vice President - Corporate Development for Digital River, Inc. ("Digital River") and is responsible for leading Digital River's acquisition efforts.  During his tenure, Digital River has expanded its European presence, assembled the core technology platforms for Digital River's marketStudio™ , OneNetwork Direct™ and marketForce™ service offerings and entered  into new vertical markets.  Prior to this role, he held the position of Vice President - Software Distribution & Commerce Services and had responsibility primarily for Digital River's customer service operations.  Prior to joining Digital River, Mr. Danzberger held various leadership roles at Honeywell International, Inc., which included being the General Manager for Honeywell's Asia Pacific Shared Services organization, Director for Honeywell's China Area operations and Assistant Treasurer.  He began his career at Chase Manhattan Bank and held positions with the Global Investment Bank in both New York and Chicago.

In connection with his appointment as a Class III Director of the Board, Mr. Danzberger entered into the Company's standard form of indemnification agreement.

The Board appointed Mr. Danzberger in accordance with the Company's November 9, 2005 Series B Preferred Stock Purchase Agreement with Digital River. Under that agreement, and upon the Company's entering into a strategic alliance agreement with Digital River on June 22, 2006, Digital River became entitled to have the Company's Board of Directors appoint or nominate, as applicable, a representative to a seat on the Company's Board. Digital River will continue to have these rights so long as it owns ten percent or more of the Company's outstanding common stock (on an as-converted to common stock basis).

(e) On June 19, 2007, the Compensation Committee of the Board recommended that the Board approve the amendment and restatement of the Change of Control Severance Agreements previously entered into with each of Peter H. Jackson and Wendy A. Nieto and the entry into a Change of Control Severance Agreement with Justin M. Benson. Effective June 25, 2007, the Board approved these agreements. Pursuant to these agreements, in the event that any of these executives are terminated without "cause" or are deemed terminated through an "involuntary termination" within the period commencing on the Company's public announcement of a proposed change of control and continuing until the earlier of the twelve (12) month period following the consummation of the change of control or the Company's public announcement that the proposed change of control will not occur, such executive will be entitled to receive the following benefits:

Mr. Jackson will be entitled to receive:

  A lump sum payment equal to one hundred percent (100%) of his annual base salary plus one hundred percent (100%) of his target bonus award (if any);

  Continuation of certain of his employee benefits for a period of up to one (1) year following termination; and

  Full vesting acceleration of all equity incentive awards held by him at the time of termination.

Each of Ms. Nieto and Mr. Benson will be entitled to receive:

  A lump sum payment equal to fifty percent (50%) of such executive's annual base salary plus fifty percent (50%) of such executive's target bonus award (if any);

  Continuation of certain of such executive's employee benefits for a period of up to six (6) months following termination; and

  Full vesting acceleration of all equity incentive awards held by such executive at the time of termination.

In addition, Mr. Benson will receive fifty percent (50%) of his annualized commissions, based on the commissions he earns during the six (6) months immediately preceding the termination.

All payments are less applicable taxes.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2007	INTRAWARE, INC.

/s/ Wendy A. Nieto Wendy A. Nieto Executive Vice President and Chief Financial Officer